Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-184298) of our report dated March 13, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Enbridge Energy Partners, L.P., which appears in Enbridge Energy Management, L.L.C.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 20, 2012